Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2006 Equity Incentive Plan, as amended, and Amended and Restated 2000 Stock Incentive Plan, as amended, of our report dated February 8, 2010 (except for Note 17, as to which the date is March 23, 2010) with respect to the financial statements of Calix, Inc. included in the Registration Statement (Form S-1 No. 333-163252) and related Prospectus of Calix, Inc. filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

San Jose, California

February 22, 2011